                                                                               .
                                                                               .
                                                                               .

                                    EXHIBIT I
                      TO SCHEDULE 13D, OF FILING CONCERNING
                          THE SPORTS CLUB COMPANY, INC.

Filing Parties                                                    Shares
--------------                                                    ------
Kayne Anderson Capital Advisors, L.P.

    -  Managed Investment Limited Partnerships                   3,731,961
    -  Other Managed Accounts                                       20,000

Richard A. Kayne
    -  Direct Ownership                                            333,333
                                                                 ---------

                                               Total             4,085,295

Note: Shares reported include 3,291,667 shares of Series B Convertible Preferred Stock which may be acquired upon conversion.

04/03/2003

             Term Sheet dated 3/31/03 Between Palisade Capital, Rex
                      Licklider and Certain Other Investors

                       TERM SHEET FOR PROPOSED FUNDING FOR
                    THE SPORTS CLUB COMPANY, INC. TRANSACTION
                           DATED AS OF MARCH 31, 2003

THE COMPANY                  The Sports Club Company, Inc. (the "Company").

THE INSIDER STOCKHOLDERS     Rex Licklider and Millennium Partners (as defined
                             on Schedule B attached hereto)(and certain affiliated persons and entities) (the "Insider
                             Stockholders").

THE SIGNING STOCKHOLDERS     The Insider Stockholders, David Michael Talla, and
                             Kayne Anderson Capital Advisors, LP (and certain affiliated persons and entities) (the "Signing
                             Stockholders").

THE SURVIVING STOCKHOLDERS
                             The Signing Stockholders and the other stockholders set forth on SCHEDULE A attached hereto (collectively, the "Surviving Stockholders") who elect to convert their shares of Company Common (as defined below) into shares of Surviving Common (as defined below). The Surviving Stockholders shall be certain management stockholders and certain key investors holding shares of the Company's common stock, $0.01 par value ("Company Common") and the Company's Series B and Series C Convertible Preferred Stock (the "Series B Preferred" and "Series C Preferred", respectively).

THE INVESTORS                Palisade Concentrated Equity Partnership, L.P.
                             ("Palisade") or such other investors selected by Palisade and acceptable to the Company (the
                             "Investors").

AGGREGATE FUNDING            (a) Approximately $18.50 million by the Investors,
                             plus (b) up to an additional $4.1 million by the Insider Stockholders to the extent necessary to purchase up to 1,380,688 shares of Company Common included in, or constituting, the Public Stock (as defined below). The Insider Stockholders shall provide funds sufficient to purchase at $3.00 per share an amount equal to the difference between 1,380,688 shares and the number of shares not cashed out in the Merger (as defined below) by Baron Capital, Townsend Group, Mark Spino, Phil
                             Swain, and Nanette Pattee Francini (the "Inside
                             Amount").

                       SECTION I - NON-BINDING PROVISIONS

DEAL STRUCTURE               Palisade will invest on the terms set forth below
                             in a newly formed entity which will initially be a partially-owned subsidiary of Palisade
                             ("MergerCo"). The Company, Palisade and MergerCo shall enter into an agreement and plan of merger under which MergerCo shall merge (the "Merger") with and into the Company, with the Company surviving following the Merger (the "Surviving
                             Corporation"). The certificate of incorporation and bylaws of MergerCo shall become the certificate of incorporation (the "Charter") and bylaws of the Surviving Corporation.

Confidential

             Term Sheet dated 3/31/03 Between Palisade Capital, Rex
                      Licklider and Certain Other Investors

                             Except as set forth below, upon consummation of the Merger, each share of outstanding Company Common, other than the shares of Company Common owned by MergerCo, would be converted into the right to receive $3.00 per share in cash. Simultaneous with the closing of the Merger, (A) each share of Series B Preferred and Series C Preferred of the Company will be converted, on a [1] for [1] basis, into shares of Series 1 Preferred Stock and Series 2 Preferred Stock of the Surviving Corporation (the "Series 1 Preferred" and "Series 2 Preferred", respectively), and (B) each share of Series 3 Convertible Preferred Stock of MergerCo shall be converted into one share of Series 3 Preferred (as defined below). The Series 1 Preferred and the Series 2 Preferred will have substantially similar rights (subject to the priority of the Series 3 Preferred as defined below) to the Series B Preferred and the Series C Preferred, respectively.

SECURITIES PURCHASED         Simultaneous with the closing of the Merger, (a)
                             the Surviving Stockholders and, to the extent not included therein, the Insider Stockholders, will contribute to MergerCo all shares of Company Common owned by them, in exchange for the same number and type of shares of common stock of MergerCo (the
                             "MergerCo Common"), and (b) the Insider
                             Stockholders shall purchase up to $2 million worth of Series 2 Preferred at the original issue price and conversion rate of the Series B Preferred and up to an additional $2.1 million of MergerCo Common at $3.00 per share. In no event shall the aggregate amount of securities purchased pursuant to the immediately preceding sentence be less than the Inside Amount, which shares will be converted into the same number of shares of the common stock of Surviving Corporation following the Merger (the
                             "Surviving Common").

                             Simultaneous with the closing of the Merger, the Investors will purchase from MergerCo 1.25 million shares of Series 3 Convertible Preferred Stock of MergerCo for $5,000,000, which will convert on a one share for one share basis into Series 3 Convertible Preferred Stock of the Surviving Corporation ("Series 3 Preferred"), having the rights and terms set forth below. In addition, simultaneous with the closing of the Merger, the Investors shall purchase 4,408,221 shares of MergerCo Common, at $3.00 per share, which shares shall be converted into the same number of shares of Surviving Common.

PURCHASE PRICE FOR PUBLIC    The price per share to be paid to the public
                             holders of the Company Common, other than the Surviving Stockholders (the "Public Stock"), will be $3.00 per share.

USE OF PROCEEDS              To provide financing for the purchase of all of
                             the outstanding shares of Public Stock and to provide the Surviving Corporation with general working capital following the consummation of the Merger.

CASH ON HAND CONDITION       Immediately following the consummation of the
                             Merger and upon payment of the Transaction Fees (as defined below), the Surviving

Confidential

             Term Sheet dated 3/31/03 Between Palisade Capital, Rex
                      Licklider and Certain Other Investors

                             Corporation shall have at least $8.5 million dollars in cash and cash equivalents on hand, including sums borrowed from the Company's lines of credit in the amount of $15,000,000 which were in existence on February 28, 2003 (which shall become lines of credit of the Surviving Corporation); if this condition is neither satisfied nor waived by Investors holding a majority of the Series 3 Preferred, the Investors, at their option, may decline to provide the funding for the Merger.

DIVIDENDS                    The Series 3 Preferred shall entitle the holder(s)
                             to accumulated dividends at a rate of 12.0% per annum (based on the original issue price rather than on the liquidation preference amount thereof) from and after the date of issue, which shall be paid prior and in preference to any dividends
                             (including accrued dividends) on the Series 1
                             Preferred, Series 2 Preferred, Surviving Common and any other class of equity security that is junior to the Series 3 Preferred with respect to the payment of dividends. Credit for dividends will be accumulated on a quarterly basis and, will be paid
                             (A) in cash (when permitted by (i) applicable law, (ii) the Indenture (as defined below), and (iii) the Company's current credit facility with Comerica or any replacement thereof which is equal to or greater than the aggregate credit line under the current Comerica facility, or, (B) in any event, at the option of the Investors, in shares of Series 4
                             Preferred (as defined below). Additionally, holders of the Series 3 Preferred will be entitled to participate on an as-converted basis in any dividends paid on the Surviving Common.

                             "Series 4 Preferred" means a series of preferred stock of the Surviving Corporation which is identical in all respects to the Series 3 Preferred except that for the issue price ($3.00), conversion price ($3.00), antidilution trigger ($3.00) and liquidation preference amount (as set forth below) shall be as set forth herein. Except as otherwise expressly set forth herein, all references to Series 3 Preferred in this term sheet shall be deemed to be a reference to both the Series 3 Preferred and the Series 4 Preferred except for the designation of the Series 3 Preferred's liquidation preference, antidilution trigger, conversion rate and issue price. In addition, except as otherwise expressly stated in this term sheet, the Series 4 Preferred and Series 3 Preferred shall vote as a single class on all matters and have all of the same features, rights and privileges.

RANKING The Series 3 Preferred will, with respect to dividends and rights on liquidation, rank senior to the Surviving Common and all other classes of Surviving Corporation's other equity securities.

LIQUIDATION PREFERENCE       In the event of a Liquidation Event (as defined
                             below), the holders of the Series 3 Preferred will be entitled to receive, prior and in preference to any distribution of any of the assets of the Surviving Corporation to holders of any Series 1
                             Preferred, Series 2 Preferred, Surviving Common and any other class of equity security that is junior to the Series 3 Preferred, the Liquidation
                             Preference (as defined below)

Confidential

             Term Sheet dated 3/31/03 Between Palisade Capital, Rex
                      Licklider and Certain Other Investors

                             "Liquidation Preference" means (i) approximately $14.58 per share of Series 3 Preferred (the $14.58 liquidation preference assumes that the Investors invest $18,224,663 in the Series 3 Preferred and MergerCo Common; accordingly, that $14.58 amount shall be adjusted up or down to reflect the entire aggregate initial investment in the Series 3 Preferred and MergerCo Common by the Investors as contemplated in this term sheet), (ii) $3.00 per share of Series 4 Preferred, and (iii) any accrued but unpaid dividends on such preferred.

                             "Liquidation Event" means (i) any liquidation, dissolution, or winding up of the Surviving Corporation, whether voluntary or involuntary, (ii) the insolvency of the Surviving Corporation, (iii) a consolidation or merger of the Surviving Corporation with or into any other corporation or corporations which results in the stockholders of the Surviving Corporation owning less than 50% of the outstanding capital stock of the surviving entity, (iv) a sale of all or substantially all of the assets of the Surviving Corporation, (v) the issuance and/or sale by the Surviving Corporation and/or its stockholders in a single or integrated transaction of shares of Surviving Common (or securities convertible into, or exercisable or exchangeable for, shares of Surviving Common) constituting a majority of the shares of Surviving Common outstanding immediately following such issuance and/or sale (treating all securities convertible into shares of Surviving Common as having been fully converted and all options and other rights to acquire shares of Surviving Common or securities convertible into shares of Surviving Common as having been fully exercised), and (vi) any other form of acquisition or business transaction, in a single or integrated transaction, pursuant to which a change of control occurs such that the person, entity or "group" (as defined under Section 13(d)(3)of the '34 Act) seeking to acquire the Surviving Corporation and/or its capital stock has the power to elect a majority of the Board of Directors as a result of the transaction or integrated transaction.

CONVERSION                   The Series 3 Preferred will initially be
                             convertible into Surviving Common at $4.00 per share and, together with the MergerCo Common
                             (converted into Surviving Common) being purchased by the Investors in this transaction, will represent approximately twenty one and two thirds percent (21.66%) of the Surviving Corporation
                             (assuming the conversion of the Series B Preferred and the Series C Preferred) following the Merger.
                             The parties hereto acknowledge that the Company does not currently have any warrants outstanding.
                             The parties further acknowledge that setting the conversion rate of the Series 3 Preferred at the $4 per share rate confirms the agreement among the parties to base the conversion rate on the amount paid in respect of the shares of Series 3 Preferred rather than on the liquidation preference amount for those shares of Series 3 Preferred.

                             Each share of the Surviving Corporation's preferred stock held by the Investors will be convertible into the number of shares of Surviving Common determined by dividing (i) the Applicable Issue Price (as defined below), by (ii) the Applicable Conversion Price (as hereinafter defined) in

Confidential

             Term Sheet dated 3/31/03 Between Palisade Capital, Rex
                      Licklider and Certain Other Investors

                             effect at the date any such shares are surrendered for conversion. The "Applicable Conversion Price" shall, initially, be $4.00 for the Series 3 Preferred and $3.00 for Series 4 Preferred, each as adjusted in accordance with the adjustments and anti-dilution provisions described below. The "Applicable Issue Price" shall be $4.00 for the Series 3 Preferred and $3.00 for the Series 4 Preferred. Each share of Series 3 Preferred and each share of Series 4 Preferred will automatically convert into Surviving Common on the basis described in this section upon the earlier of (i) the consent of the holders of at least a majority in interest of the outstanding shares of Series 3 Preferred and Series 4 Preferred, or (ii) a Qualified IPO (as defined below).

                             "Qualified IPO" means a firm commitment
                             underwritten public offering, led by a nationally recognized investment banking firm, of shares of Surviving Common in which the gross cash proceeds to the Surviving Corporation exceed $50 million (before deduction of underwriters commissions, filing fees and other offering expenses), and the price per share is at least equal to $16.00 per share (which price shall be subject to equitable adjustment whenever there shall occur a stock split, stock dividend, combination, reorganization, reclassification, recapitalization or other similar event involving Surviving Corporation's securities).

ADJUSTMENTS TO THE
CONVERSION PRICE AND
ANTI-DILUTION PROVISIONS     The Applicable Conversion Price shall be subject
                             to (i) equitable adjustment as the result of any subdivision, combination of shares or recapitalization, stock dividends, stock splits and similar transactions affecting the Surviving
                             Common, and (ii) weighted average anti-dilution protection providing for adjustment of the Applicable Conversion Price in the event of issuance of Surviving Common (or any security or instrument which is convertible into, or exercisable for, Surviving Common), other than Excluded Securities (as defined below) of the Surviving Corporation at a price per share less than the Applicable Conversion Price then in effect immediately prior to such issue or sale.

                             "Excluded Securities" means securities issued (i) upon conversion of any Series 1 or Series 2 Preferred Stock (or any other Preferred Stock issued after the consummation of the Merger in accordance with the terms hereof); (ii) of shares or grant of options or other rights to purchase shares of Surviving Common under the Surviving Corporation's written equity incentive programs for employees and directors in effect as of February 28, 2003, or as approved by the Board (including the Palisade Director (as defined below) ); (iii) to licensors, banks or other sources of debt financing or to lessors of real or personal property pursuant to bank financing, license or lease transactions approved by the Board of Directors (including the Palisade Director); (iv) pursuant to a stock split of the Surviving Common or declared dividend or distribution on the Surviving Common; (v) for consideration other than cash in any merger, consolidation, acquisition or other business combination or any strategic alliance, joint venture or business partnership approved by a majority of

Confidential

             Term Sheet dated 3/31/03 Between Palisade Capital, Rex
                      Licklider and Certain Other Investors

                             the disinterested members of the Board of Directors; (vi) pursuant to any options, warrants and other convertible securities outstanding as of the date of issuance of the Series 3 Preferred;
                             (vii) pursuant to a Qualified IPO; (viii) securities issued to Rex Licklider, Michael Talla and Millennium as guarantors of Surviving Corporation's indebtedness owing to any lending institution pursuant to the terms of the Indemnification and Contribution Agreement, dated as of July 3, 2001 by and between such guarantors and the Company, as in effect on the date hereof, whether such indebtedness is existing as of the consummation of the Merger or thereafter; and (ix) securities issued as "PIK" dividends under the Series 1 or Series 2 Preferred, or under any other securities which by their terms shall not be subject to the pre-emptive rights of the Series 3 Preferred.

REDEMPTION                   Subject to applicable provisions of the Delaware
                             General Corporation Law, the Series 3 Preferred and
                             Series 4 Preferred then outstanding, in addition to the Survivor Common issued to the Investors in connection with the Merger (collectively, the "Investor Holdings") shall be redeemable, at the option of the Investors, if, after five (5) years from the date of issuance, the Surviving
                             Corporation has not consummated a Qualified IPO.
                             The Investor Holdings shall be redeemable, at the option of the Surviving Corporation, commencing six
                             (6) years from the date of issuance. In each case the redemption price paid for the Investor Holdings shall be the greater of (i) the aggregate
                             Liquidation Preference of the Investor Holdings as of the redemption date, or (ii) fair market value per share (as determined by a third-party appraiser selected by the Surviving Corporation and a majority in interest of the holders of the Series 3
                             Preferred and Series 4 Preferred) of the Investor
                             Holdings as of the redemption date; provided that in making such determination of fair market value, the appraiser shall determine separately and in writing the discount for minority interest and the discount for illiquidity of the securities and shall apply whichever amount yields a smaller discount; provided further that, if at the time of such determination, the Investor Holdings is not deemed by the appraiser to be a minority interest, then neither discount shall apply.

PROTECTIVE PROVISIONS        The following protective provisions shall also each
                             be granted in favor of each of Rex Licklider and David Michael Talla, acting independently, provided that such rights shall automatically be extinguished on the first to occur of (a) a Qualified IPO or (b) for each, the date on which the aggregate number of shares of Surviving Common and preferred stock of the Surviving Corporation held by him falls below the Protective Provision
                             Ownership Threshold (as defined below); and provided further that these rights are personal to Rex Licklider and David Michael Talla and cannot be transferred to any subsequent holder of the securities now held by either or both of them. The following protective provisions shall also each be granted in favor of Millenium Partners but shall attach and be transferable with the Series 2
                             Preferred held by Millennium Partners at the closing of the Merger (the "Series 2 Protected
                             Shares"), provided that such rights shall automatically be extinguished on the first to occur of (a) a

Confidential

             Term Sheet dated 3/31/03 Between Palisade Capital, Rex
                      Licklider and Certain Other Investors

                             Qualified IPO or (b) the date on which the holder of the Series 2 Protected Shares falls below the Protective Provision Ownership Threshold (as defined below). In addition, the following protective provisions shall also each be granted in favor of the holders of the Series 1 Preferred Stock, the Series 3 Preferred Stock and the Series 4 Preferred Stock, (each such Series, a "Protected Series"), provided that such rights shall automatically be extinguished on the first to occur of (a) a Qualified IPO or (b) the date on which the then-current holder(s) of any such Protected Series hold, in aggregate, a number of shares that is less than the applicable Protective Provision Ownership Threshold (as defined below) for that Protected Series. Such rights shall attach to and be transferable with the shares of such Protected Series.

                             Each of the foregoing shall also have the preemptive rights and tag-along rights set forth herein under the headings "Preemptive Rights" and "Tag-Along Rights" with respect to Subject Securities on the same conditions set forth above, provided that the term "Protective Provision Ownership Threshold" shall be changed to Preemptive Rights Ownership Threshold (as defined below) in order to determine whether such rights continue to apply.

                             "Protective Provision Ownership Threshold" for a given holder or a given Protected Series, means 50.1% of the aggregate number of shares of Surviving Common and preferred stock of the Surviving Corporation held by that holder or, for Protected Series, held by the holders of that Protected Series, at the time of the closing of the Merger; provided that for purposes of this definition, such securities shall only include shares of Surviving Common and preferred stock of the Surviving Corporation, as the case may be, on an as converted to Surviving Common basis (excluding therefrom stock options and other grants made under any Surviving Corporation equity incentive program).

                             "Preemptive Rights Ownership Threshold" means the same thing as a Protective Provision Ownership Threshold, provided that for purposes of this definition, the applicable percentage shall be 25% rather than 50.1%.

                             For so long as the Protective Provisions apply to the Series 3 Preferred and Series 4 Preferred issued hereunder, consent of holders of a majority of such securities then outstanding, voting as a single class, will be required to:

                             a) alter or change the rights, preferences or
                                privileges of the Series 3 Preferred, whether by merger, consolidation or otherwise,

                             b) increase or decrease (other than by redemption
                                or conversion) the authorized number of shares of Series 3 Preferred,

                             c) create any new class or series of equity
                                security having rights or preferences on a parity with or senior or superior to the Series 3 Preferred with respect to voting, dividends, liquidation preference or redemption features (or reclassify any then currently outstanding

Confidential

             Term Sheet dated 3/31/03 Between Palisade Capital, Rex
                      Licklider and Certain Other Investors

                                equity security in a similar manner), whether by merger, consolidation or otherwise,

                             d) amend the Charter or the Surviving Corporation's
                                bylaws in a way that adversely affects the rights of the Series 3 Preferred, whether by merger, consolidation or otherwise,

                             e) permit any subsidiary to issue stock (other than
                                to its parent),

                             f) effect any voluntary Liquidation Event unless in
                                connection with such Liquidation Event (i) the holders of the Investor Holdings receive cash equal to or greater than 2x (if such transaction is consummated on or prior to the second anniversary of the closing of the Merger) and, at any time thereafter, equal to or greater than 3x, the original amount invested in respect of such Investor Holdings and (ii) the transaction giving rise to such Liquidation Event was approved by a majority of the disinterested members of the Board of Directors,

                             g) repurchase or redeem any securities, other than
                                (i) a redemption of the Series 3 Preferred as described herein, (ii) mandatory redemption of the Series 1 Preferred or the Series 2 Preferred initiated by the holders thereof in accordance with the terms of the Charter (as in effect from time to time), (iii) repurchases of stock issued to employees, directors or consultants as approved by the Board of Directors upon termination of employment, directorship or consultancy, and any other shares of common stock presently subject to repurchase rights approved by the Board of Directors, or (iv) other repurchases or redemptions of stock issued to employees of less than aggregate of $2,000,000 of securities in any 12 month rolling period,

                             h) unless approved by the disinterested members of
                                the Board of Directors, effect any material transaction with any member of senior management or other affiliates, except for transactions pursuant to written agreements with such senior manager or other affiliate which were, on or prior to February 28, 2003, in effect,

                             i) enter into a new line of business or change the
                                primary line of business from the current line of business,

                             j) (A) make any single acquisition of or investment
                                in any other person or entity that involves the payment of cash or property in excess of $1,000,000, or (B) make acquisitions of or investments in other persons or entities that involve the payment of cash or property in excess of $3,000,000, in the aggregate, in any calendar year, in either case other than (i) an acquisition or investment authorized in the Surviving Corporation's approved annual budget or business plan, (ii) an acquisition pursuant to the terms of that certain management agreement currently being negotiated by the Company and Millennium Partners or one of its affiliates (provided that Millennium Partners and the Company shall provide a copy thereof to the Investors as soon as possible after that agreement has been signed), or (iii) any transaction involving the creation of a partnership, limited liability company or other venture involving the Company and one or more third parties relating predominantly to the financing, development or operation of

Confidential

             Term Sheet dated 3/31/03 Between Palisade Capital, Rex
                      Licklider and Certain Other Investors

                                The Sports Club/LA Beverly Hills or any other "step-out" club facility ("Step Out Financings"),

                             k) incur indebtedness for borrowed money in the
                                aggregate amount of more than $20,000,000, unless authorized in the Surviving Corporation's approved annual budget or business plan; provided that, any sale, lease, exchange, mortgage, pledge or other disposition of less than 35% of the assets of the Company in a single transaction or series of transactions, solely relating to the real property and improvements of either (or both) of The Sports Club/LA--Los Angeles and The Sports Club/Irvine (the "Sports Club Financings") shall not be subject to the consents or approvals contemplated by this paragraph,

                             l) enter into an operating or capital lease for an
                                amount of more than $10,000,000, unless
                                authorized in the Surviving Corporation's approved annual budget or business plan

                             m) increase the amount of stock options available
                                to be issued under the Surviving Corporation's employee option plans above the amount reserved for issuance under that plan as of February 28, 2003,

                             n) unless approved by the Board of Directors or the
                                Compensation Committee (including, in either case, all of the Series 3 Directors thereon), issue more than 100,000 new options, in the aggregate, to any one employee,

                             o) hire or fire the chief executive officer of the
                                Surviving Corporation,

                             p) permit any subsidiary to do any of the
                                foregoing, or

                             q) enter into an agreement or understanding (orally
                                or in writing) to do any of the foregoing.

BOARD COMPOSITION            Following the consummation of the Merger, and so
                             long as more than twenty five percent (25%) of the Series 3 Preferred is outstanding, the Surviving
                             Corporation's board of directors (the "Board") shall consist of seven (7) directors, at least two
                             (2) of whom shall be independent directors.
                             Palisade shall be entitled to designate two directors (each a "Series 3 Director"), one of whom may be an affiliate of Palisade (the "Palisade
                             Director") and one of whom shall be an independent director. The Surviving Stockholders shall be entitled to designate four directors and to nominate the other independent director. Each of the Series 3 Directors, including the independent director designated by Palisade, shall have the right (but not the obligation) to be a member of the audit and compensation committees of the Board, and any other committees which the Board establishes. At such time, if ever, that the number of shares of Series 3 Preferred outstanding at any time shall fall below the 25% threshold specified above, then the two directors appointed by Palisade will resign upon request by the other members of the Surviving Corporation's Board.

INFORMATION RIGHTS           The Surviving Corporation shall provide to an
                             Investor who holds shares of Series 3 Preferred:

Confidential

             Term Sheet dated 3/31/03 Between Palisade Capital, Rex
                      Licklider and Certain Other Investors

                             a) Monthly, year-to-date consolidated financial
                                statements in accordance with generally accepted accounting principles consistently applied (including profit and loss statement and balance sheet), as soon as reasonably practicable after such financial statements become available in final form to the Surviving Corporation's management, and in any event within 20 days of the end of a month;

                             b) Quarterly management report summarizing
                                operations and business outlook, as soon as reasonably practicable after such reports become available in final form to the Surviving Corporation's management, and in any event within 30 days of the end of a quarter;

                             c) Annual independent certified audit within 90
                                days after the year's end from Surviving
                                Corporation's independent accounting firm;

                             d) Before each year end, any projections for the
                                next year which are provided to the Board;

                             e) Within 20 days after filing or receipt thereof,
                                as applicable, provide (i) pleadings of any material lawsuits filed by or against the Surviving Corporation or any subsidiary; and
                                (ii) written notice of all commenced legal or arbitration proceedings, and all proceedings by or before any governmental or regulatory authority or agency, in which the Surviving Corporation or any subsidiary is a party, provided that, in both cases, (x) the Surviving Corporation will not be required to provide information or documents that would cause the Surviving Corporation or any subsidiary to lose the benefit of attorney/client privilege or violate a confidentiality obligation and (y) the Surviving Corporation will not be required to provide information or documents with respect to any lawsuit or other proceeding in which the Surviving Corporation or any subsidiary is adverse to the holders of Series 3 Preferred or the Investors;

                             f) As soon as reasonably practicable, provide
                                notice of (i) material lawsuits threatened against the Surviving Corporation or any subsidiary and (ii) material developments in any commenced legal proceeding to which the Surviving Corporation or any subsidiary is a party, provided that, in both cases, (x) the Surviving Corporation will not be required to provide information or documents that would cause the Surviving Corporation or any subsidiary to lose the benefit of attorney/client privilege or violate a confidentiality obligation, and (y) the Surviving Corporation will not be required to provide information or documents with respect to any lawsuit or other proceeding in which the Surviving Corporation or any subsidiary is adverse to the holders of Series 3 Preferred or the Investors;

                             g) Within 20 days after filings, copies of all
                                material documents filed with government agencies outside of the ordinary course of business;

                             h) Within 10 days after receipt, provide copies of
                                any notifications received by the Surviving
                                Corporation or any subsidiary regarding material defaults on any loans, leases or material contracts to which the Surviving Corporation or any subsidiary is a party or pursuant to which any of its properties or assets are bound;

Confidential

             Term Sheet dated 3/31/03 Between Palisade Capital, Rex
                      Licklider and Certain Other Investors

                             i) As soon as is made available to the Board of
                                Directors in final form, but in any event within 30 days before the commencement of each new fiscal year, a budget consisting of a business plan and projected financial statements for such fiscal year;

                             j) With reasonable promptness, such other notices,
                                information and data with respect to the Surviving Corporation or any subsidiary as the Surviving Corporation delivers generally to the holders of Surviving Common in respect of their holdings; and

                             k) Such other information concerning the business,
                                financial condition or corporate affairs of the Surviving Corporation or any subsidiary as may be reasonably requested (and which shall not substantially interfere with the management of the Surviving Corporation or any subsidiary by the Surviving Corporation's or any subsidiary's senior management).

                             In addition, the Surviving Corporation shall permit any Investor holding at least 5% of the Series 3 Preferred then issued and outstanding (or its authorized representative) to visit and inspect the properties of the Surviving Corporation and its subsidiaries, including their respective corporate and financial records, and to discuss its business and finances with officers of the Surviving Corporation and its subsidiaries, as applicable, during normal business hours, following reasonable notice and as often as may be reasonably requested, so long as any such visit or inspection does not interrupt the business of the Surviving Corporation or any such subsidiary. Notwithstanding the foregoing, (x) the Surviving Corporation will not be required to provide, or provide access to, information or documents that would cause the Surviving Corporation to lose the benefit of attorney/client privilege or violate a confidentiality obligation and (y) the Surviving Corporation will not be required to provide, or provide access to, information or documents with respect to any lawsuit or other proceeding in which the Surviving Corporation is adverse to the holders of Series 3 Preferred or the Investors.

REGISTRATION RIGHTS
                             a) If, at any time subsequent to six(6) months
                                after the closing of an initial public offering of the Surviving Corporation's securities ("IPO"), including a Qualified IPO, the holders of a majority of the Registrable Shares (as defined below) then outstanding (calculated on an as-converted to common stock basis) request that the Surviving Corporation file a registration statement with the Securities and Exchange Commission (the "SEC"), the Surviving Corporation will use its best efforts to cause such Registrable Shares to be registered under the Securities Act of 1933, as amended, and under applicable state "Blue Sky" laws, as soon as reasonably practicable (and in any event within 90 days of request), subject to customary underwriters' cutbacks and blackouts; provided that, the Surviving Corporation shall not be obligated to effect more than three (3) registrations pursuant to this subsection (a). Demand rights under this subsection (a) will be

Confidential

             Term Sheet dated 3/31/03 Between Palisade Capital, Rex
                      Licklider and Certain Other Investors

                                triggered if requested by holders of at least 25 % of the Registrable Shares having a minimum aggregate value at the time of such request of $2,000,000. In no event, however, shall the Company be required to file and cause to become effective more than two (2) registration statements during any year, and holders of Registrable Shares will not exercise any such demand registration rights if Surviving Corporation would be required to incur the expense of an audit of its financial statements at any time other than in connection with its annual year-end audit.

                             b) The holders of the Registrable Shares shall have
                                the right to request that the Surviving
                                Corporation file a registration statement on Form S-3 (or any successor form) covering the Registrable Shares at any time after the Surviving Corporation is eligible to use such form, provided that the minimum aggregate value of the shares so registered shall be at least $1,000,000, and, in such case, the Surviving Corporation will use its best efforts to cause such shares to be registered, subject to customary underwriters' cutbacks and blackouts, as soon as practicable (and in any event within 90 days of request). Any demand registration made pursuant to this subsection (b) and declared effective by the Securities and Exchange Commission shall count toward the three
                                (3) demand rights afforded holders of
                                Registrable Securities pursuant to subsection
                                (a).

                             c) The holders of the Registrable Shares shall also
                                have unlimited "piggy-back" rights, subject to underwriters' cutbacks, with respect to registrations by the Surviving Corporation or other shareholders of the Surviving Corporation (other than registrations on Form S-8 (or any successor form), and registrations on Form S-4 (or any successor form) made in connection with an acquisition).

                             d) All registration rights are transferable by an
                                Investor to any transferee of Registrable Shares issued to that Investor hereunder.

                             e) The Surviving Corporation shall bear all
                                registration expenses (exclusive of underwriting discounts and commissions), subject to customary exceptions for withdrawn registrations and the like, in a demand or piggyback registration, including reasonable and customary fees and expenses of counsel to the Investors. All underwriting discounts and commissions in respect of Registrable Shares shall be paid by the Investors pro rata on the basis of the number of shares so registered.

                             f) The registration rights will be subject to
                                additional terms and conditions as are
                                reasonable and customary, including
                                indemnification, the period of time in which the registration statement will be kept effective, reporting obligations under the Securities Exchange Act of 1934, as amended (the "'34 Act"), and underwriting arrangements.

                             g) If requested by the underwriters and the
                                Surviving Corporation, the holders of
                                Registrable Shares shall not sell or otherwise transfer any securities of the Surviving Corporation for a period of up to 180 days following the effective date of the registration statement for the

Confidential

             Term Sheet dated 3/31/03 Between Palisade Capital, Rex
                      Licklider and Certain Other Investors

                                Surviving Corporation's Qualified IPO and up to 90 days following the effective date of any follow-on offering, provided that, and so long as, the Surviving Corporation's officers, directors and all holders of more than 2% of the Surviving Corporation's outstanding capital stock are locked up for the same period and on the same terms.

                             h) Registration rights terminate upon the earlier
                                of (i) five years following the Qualified IPO, if any and (ii) with respect to a particular holder, whenever, and for so long as, such holder is, and remains, eligible to sell all its Registrable Shares under Rule 144(k).

                             i) For so long as (i) the registration rights
                                described above have not terminated or expired and (ii) the Investors hold, in the aggregate, at least 25% of the Series 3 Preferred issued to them hereunder, no future registration rights may be granted without consent of the holders of a majority of the Registrable Shares, unless such rights are subordinated to the Investors' registration rights.

                             j) In the event of an IPO, if the underwriter
                                exercises an overallotment provision, holders of the Registrable Shares will be entitled to sell up to 10% of the overallotment prior to the Surviving Corporation selling any additional stock, subject to underwriter's customary cutback. If such overallotment is insufficient to permit each of the holders of Registrable Shares to exercise their right to sell such portion of their respective Registrable Shares as each such holder elects, then the number of Registrable Shares sold in the overallotment by holders of Registrable Shares shall be determined on a pro rata basis. Any shares not sold in the overallotment by the holders of the Registrable Shares may be sold by the Surviving Corporation or such stockholder(s) as the Surviving Corporation may permit.

                             "Registrable Shares" means (1) shares of Surviving Common which were issued to the Investors hereunder, (2) shares of Surviving Common which are issued or issuable upon conversion of the Series 3 Preferred, and (3) any shares of Surviving Common issued to or issuable to (whether upon conversion or exercise of or in exchange for any other security) any holder of the securities described in subsections (1) or (2) of this definition.

PREEMPTIVE RIGHTS            For so long as an Investor holds at least 25% of
                             the Series 3 Preferred issued to it hereunder, prior to a Qualified IPO, a merger, or an acquisition of all or substantially all of the equity securities or assets of the Surviving
                             Corporation approved by the Board of Directors
                             (including both Series 3 Directors) (an "Approved
                             Acquisition"), such Investor shall have the right to purchase its pro rata share, based on such Investor's holdings of Surviving Common and Surviving Common issuable upon conversion of Series
                             3 Preferred as compared with the total outstanding
                             Surviving Common (on an as-converted to common basis), of all new issuances of Surviving Common or Preferred Stock except issuances of Excluded
                             Securities.

TAG-ALONG RIGHTS             For so long as at least 25% of the Series 3
                             Preferred issued hereunder remains outstanding, if, at any time prior to a Qualified IPO or an

Confidential

             Term Sheet dated 3/31/03 Between Palisade Capital, Rex
                      Licklider and Certain Other Investors

                             Approved Acquisition, a holder of any Subject Security (as defined below) seeks to sell, transfer or convey ("Transfer") any such Subject Security, such Transfer shall be subject to customary Tag-Along Rights in favor of the holders of the Series 3 Preferred, provided that, such holders comply with the requirements of the purchaser of such securities in accordance with the terms and conditions of the operative purchase agreement. In such event, the holder of Series 3 Preferred will have the right to participate in the Transfer on the same terms as the selling shareholder on a pro-rata basis, subject to certain customary limitations.

                             "Subject Securities" means the Series 1 Preferred, the Series 2 Preferred and the Surviving Common (other than that which are Registrable Shares) or any security which is exercisable or exchangeable for or convertible into any of the foregoing (other than the Series 3 Preferred).

RIGHT OF FIRST OFFER         Prior to a Qualified IPO or Approved Acquisition,
                             if Palisade or any Investor, on the one hand, or any Surviving Stockholder, on the other (in each such case, a "Selling Stockholder"), wishes to sell, transfer or convey any securities of Surviving Corporation owned by such person or entity, including shares of Surviving Common and shares of the Series 1, 2 and 3 Preferred (the
                             "Offered Shares"), then the Selling Stockholder must offer to sell the Offered Shares first to Surviving Corporation, and, secondly, to the other non-Selling Stockholders (if Surviving Corporation elects not to, or cannot legally, purchase all Offered Shares) at the price, and on the terms proposed by the Selling Stockholder (the "Proposed
                             Terms"). Surviving Corporation shall have the right
                             (the "Surviving Corporation Right") to purchase all, but not less than all, of the Offered Shares in accordance with the Proposed Terms. If the Surviving Corporation does not exercise the Surviving Corporation Right to purchase all Offered
                             Shares, then the non-Selling Stockholders will be permitted to purchase all (but not less than all) of the Offered Shares, in accordance with the Proposed Terms, in the ratio that the number of securities of Surviving Corporation owned by non-Selling Shareholders wishing to exercise their rights hereunder (assuming conversion of all convertible securities, options and warrants owned by such person(s), including the Series 1, 2 and 3
                             Preferred) bears to the total number of shares of Surviving Common outstanding as of such date
                             (again, assuming conversion of all such convertible securities, options and warrants). If the non-Selling Stockholders do not exercise their right to purchase all of the Offered Shares in accordance with the Proposed Terms, the Selling
                             Stockholder may sell the Offered Shares to a third-party upon terms and conditions no more favorable than the Proposed Terms. The Definitive
                             Documents (as hereinafter defined) shall provide customary notice, exercise requirements, payment terms and other terms and conditions as are typically included in such provisions.
                             Notwithstanding the foregoing, any holder of less than 5% of the Surviving Common (on a fully-diluted as converted basis), shall be subject to the obligations of this Right of First Offer but shall not be entitled to the benefits thereof.

Confidential

             Term Sheet dated 3/31/03 Between Palisade Capital, Rex
                      Licklider and Certain Other Investors

VOTING AGREEMENT             In connection with the execution of a definitive
                             merger agreement, the Investors identified by Palisade shall enter into a voting agreement with the Surviving Stockholders and Palisade pursuant to which such Investors shall give the Surviving
                             Stockholders or their nominee an irrevocable proxy to vote their shares in favor of the Merger and the transactions contemplated hereby and such Insider
                             Stockholders agree to vote their shares in favor thereof.

ROLLOVER AGREEMENT           In connection with the execution of a definitive
                             merger agreement, certain Investors identified by Palisade shall enter into a Rollover Agreement with MergerCo, pursuant to which such Investors shall agree to convert the securities of MergerCo owned by them into shares of capital stock of the Surviving Corporation containing similar terms following the Merger.

INDEMNITY AGREEMENT:         In connection with the closing of the Merger, the
                             Surviving Corporation shall enter into an Indemnity
                             Agreement with Palisade agreeing to indemnify
                             Palisade in connection with any breach of any representation or warranty contained in the definitive merger agreement (other than a representation or warranty made by Palisade).

EMPLOYMENT AGREEMENTS        The executive officers of the Company identified by
                             Palisade following its due diligence review of the Company shall enter into employment agreements with the Surviving Corporation in form and substance reasonably satisfactory to Palisade and such executive officers.

KEY MAN INSURANCE            The Surviving Corporation will obtain a key man
                             insurance policy in the amount of $1 million to cover Rex Licklider.

CONDITIONS PRECEDENT         The conditions precedent to the completion of the
                             Merger will include, among others: (i) the concurrence of the special committee of the Company's board of directors ("Special Committee") that the price of $3.00 to be paid for the Public
                             Stock is fair from a financial point of view, (ii) the absence of any objection by the Special
                             Committee to any other aspect of the terms and conditions of the proposed agreement of merger,
                             (iii) the approval of the terms and conditions of the Merger and all Definitive Documents by (A) the Company's board of directors and (B) the Surviving
                             Stockholders and (C) the Investors, (iv) the negotiation and execution of Definitive Documents
                             (as hereinafter defined), (v) the satisfactory completion of due diligence by the Investors and their representatives, (vi) the absence of any material adverse change in the business of the Company, (vii) the receipt by the Investors of an opinion of counsel to the Company as to certain matters, in form and substance acceptable to the Investors, (viii) the receipt of the Noteholders'
                             Consent (as defined below), together with an opinion of special counsel to the Company, addressed to the Trustee under the Indenture, to the effect that the "Change of Control" provisions set forth in the Indenture may be amended by the approval or consent of holders of a majority in principal amount of the Senior Notes then outstanding provided that such opinion is either addressed to Palisade or such special counsel delivers a letter to Palisade allowing Palisade to rely on such opinion; (ix) the Special

Confidential

             Term Sheet dated 3/31/03 Between Palisade Capital, Rex
                      Licklider and Certain Other Investors

                             Committee's (and the Company's Board's) having taken such action as is necessary to render the Company Rights Agreement (as defined below) inapplicable to the Merger and the other transactions contemplated hereby, and (x) the solicitation of proxies in accordance with Regulation 14D of the '34 Act, and the approval by the Company's shareholders of the Merger and the Definitive Documents.

                             "Noteholders' Consent" means the consent of the holders of Senior Notes necessary to amend the terms of the Indenture dated April 1, 1999 between the Company and U.S. Bank Trust National Association, as trustee (the "Indenture"), to eliminate the change of control repurchase obligation as set forth in the Indenture resulting from the Merger or the other transactions contemplated hereby.

                             "Company Rights Agreement" means the Rights
                             Agreement dated as of October 6, 1998 by and between the Company and American Stock Transfer & Trust Company, as amended.

CLOSING The closing is anticipated to occur once the Company has received all necessary approvals for the Transaction.

                             SECTION II - BINDING PROVISIONS

EXCLUSIVITY                  In exchange for the Investors committing time and
                             incurring expense to close the transactions contemplated hereby, the Signing Stockholders each agree that for a period of sixty (60) days after the date hereof (during which period the Company and Signing Stockholders shall use their best efforts to negotiate the Definitive Documents
                             (which will include, among other provisions, a reasonable continuing exclusivity period) and obtain (a) the Noteholders' Consent, (b) the approval of the Merger by the Special Committee,
                             (c) the opinion of special counsel regarding the Noteholders' Consent, (d) the fairness opinion approving the fairness of the transaction from a financial point of view to the public shareholders, and (e) the other material consents described under the section above entitled "Conditions Precedent," collectively, the "Consents"), that they shall not, directly or indirectly, make any solicitations, enter into any negotiations or discuss a possible financing, merger, sale, recapitalization or other disposition of all or any part of the Company or any assets thereof or its capital stock (a
                             "Transaction") with any party other than Palisade and the Investors (other than information that, in the written opinion of the Company's legal counsel, the Company is legally compelled to provide to such person); provided that, nothing contained in this section shall prevent or preclude the Signing
                             Stockholders who serve (either in their own right or as nominees or designees of any Signing
                             Stockholder) from considering and approving any third party proposal to engage in a Transaction involving the Company (a "Third Party Proposal") if
                             (i) such Proposal submitted by such third party to the Company or the Special Committee has a reasonable likelihood of resulting in a proposal that is superior to that which Palisade and the Signing Stockholders anticipate making pursuant to this Term Sheet as determined by the Special
                             Committee

Confidential

             Term Sheet dated 3/31/03 Between Palisade Capital, Rex
                      Licklider and Certain Other Investors

                             together with its advisors and (ii) the failure to consider and approve such Third Party Proposal would be a breach of such persons' fiduciary duties as directors and principal shareholders under applicable law as determined by counsel to the Company, and, if applicable, counsel to the special committee, if any.

                             While the above "Exclusivity" provision and the "fiduciary out" contained therein are binding provisions for the purposes of this Term Sheet, in preparing the terms of the continuing exclusivity provision in the Definitive Documents, the parties shall negotiate in greater detail a new "fiduciary out," including the terms thereof and the definition of superior proposal.

EXPENSES If the Company, MergerCo and Palisade enter into Definitive Agreements, (as defined below), the Company shall be responsible for all fees and expenses related to the transactions contemplated hereby, including the reimbursement of all reasonable expenses incurred by the Investors in connection with their due diligence, legal review and documentation of the investment, including without limitation reasonable fees and expenses of legal counsel for the Investors (the "Transaction Fees"). Such fees shall be payable within 30 days of receipt of invoices therefor, but in no event later than the closing of the Merger.

                             If the Company, MergerCo and Palisade do not enter into Definitive Agreement for any reason, other than a breach of the terms of this Term Sheet by Palisade, then Rex Licklider, David Michael Talla and Millennium Partners, on a joint and several basis, pay the Transaction Fees. Such fees shall be payable within 30 days of receipt of invoices therefor.

TERMINATION FEE              If the Company, MergerCo and Palisade enter into a
                             definitive agreement of merger, together with all other related and ancillary agreements and documents required or contemplated thereby (the
                             "Definitive Documents"), and (i) the Company fails to complete the Merger with MergerCo. and Palisade due to the existence of a superior proposal, (ii) the Company fails to use best efforts to seek and obtain the necessary shareholder approval to consummate the Merger or (iii) within five (5) months of the termination of the Definitive
                             Documents (where such termination resulted from or constituted a breach of a Definitive Document by a party other than Palisade), the Company executes an agreement, term sheet, or other comparable document to consummate an Alternative Transaction (as defined below) and ultimately consummates such Alternate Transaction, then the Company shall pay
                             Palisade a termination fee of Six Hundred Thousand
                             Dollars ($600,000) (the "Termination Fee"). The
                             Termination Fee shall be payable within five (5) days of written notice from Palisade, except in connection with an Alternative Transaction, whereby the Termination Fee shall be paid to Palisade at the closing of such Alternative Transaction. The
                             Termination Fee shall be in addition to and not instead of the Transaction Fees described above.

Confidential

             Term Sheet dated 3/31/03 Between Palisade Capital, Rex
                      Licklider and Certain Other Investors

                             "Alternative Transaction" means (a) any merger, consolidation, share exchange, business combination or other similar transaction with the Company where after giving effect thereto, the stockholders of the Company prior thereto own less than 80% of the voting stock of the combined or surviving entity;
                             (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 20% or more of the assets and/or liabilities of the Company, in a single transaction or series of related transactions, (c) any tender offer or exchange offer for 20% or more of the then-outstanding shares of any class of the Company's capital stock, or (d) the acquisition after the date hereof by any third party of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d)(3)of the '34 Act) which beneficially owns or has the right to acquire beneficial ownership of 20% or more of the then-outstanding shares of any class of the Company's capital stock. Notwithstanding the foregoing, the term Alternative Transaction shall not include (i) any Sports Club Financing or Step-Out Financing, or (ii) any transaction described above if such transaction is consummated by a "group" (as defined under Section 13(d)(3)of the '34 Act), each of the members of which beneficially owns or has the right to acquire beneficial ownership of at least 5% or more of the outstanding shares of Company Common (on an as converted to common basis) as of February 28, 2003.

CONFIDENTIALITY              The terms herein are confidential and will not be
                             disclosed except as otherwise agreed in advance in writing by each of the parties hereto, subject to the Company's reporting and disclosure obligations under the '34 Act. To the extent the Company concludes that any press release or other disclosure is required to be disseminated or filed with the SEC, the Company shall provide Palisade and its counsel with drafts of the proposed press release or other disclosure and will consider any comments provided by it, provided that, Palisade acknowledges and agrees that the ultimate decision on the timing and content of any such press release or other disclosure shall be solely within the Company's discretion.

PRE-SIGNING ISSUANCES        The Company shall not and the Signing Stockholders
                             shall not permit or cause the Company to grant or issue any options, warrants, or other convertible or derivative securities, other than options under any equity incentive plan in an aggregate amount not to exceed 50,000 shares of Company Common
                             (measured based on the lowest possible conversion rate for any such options), as such 50,000 share number would be adjusted for splits, combinations, dividends, recapitalizations and the like effected after the date hereof.

COUNTERPARTS                 This Term Sheet may be executed in any number of
                             counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Term Sheet may also be executed via facsimile, which shall be deemed an original.

GOVERNING LAW
                             This Term Sheet and the related transaction documents and all matters arising directly or indirectly herefrom and therefrom shall be governed by the Delaware General Corporation Law, on matters of corporate

Confidential

             Term Sheet dated 3/31/03 Between Palisade Capital, Rex
                      Licklider and Certain Other Investors

                             governance, and by the laws of the State of New York on all other matters, in each case, without reference to the choice or conflicts of law provisions thereof.

EFFECT OF TERM SHEET         The parties expressly agree that no binding
                             obligations will be created until Definitive
                             Documents are executed and delivered by the parties, other than as set forth under the heading
                             "Binding Provisions" (namely, "Exclusivity,"
                             "Expenses," "Termination Fee," "Confidentiality,"
                             "Pre-Signing Issuances," "Counterparts," "Governing
                             Law," and "Effect of this Term Sheet") which are intended to be and shall be legally binding.
                             Subject to the foregoing, it is understood that any of the parties is free to terminate the discussions at any time and for any reason prior to the execution of Definitive Documents.

                            [Signature Pages Follow]

Confidential

             Term Sheet dated 3/31/03 Between Palisade Capital, Rex
                      Licklider and Certain Other Investors

This Term Sheet is hereby accepted and agreed to as of March 31, 2003, by each of the following:

PALISADE CONCENTRATED EQUITY PARTNERSHIP, L.P.

By: _________________________
Name: _______________________
Title: ______________________
Signed on ___________, 2003

THE SIGNING STOCKHOLDERS:

_____________________________
Rex Licklider
Signed on ___________, 2003

_____________________________
David Michael Talla
Signed on ___________, 2003

MILLENNIUM PARTNERS LLC

By: Millennium Partners Management LLC, its manager
         By: Millennium Manager I, Inc., its managing member

         _______________________________
         By:
         Its:
         Signed on __________, 2003

MILLENNIUM ENTERTAINMENT PARTNERS L.P.

By: Millennium Entertainment Associates L.P., its general partner
         By: Millennium Entertainment Corp., its general partner

         _______________________________
         By:
         Its:
         Signed on __________, 2003

Confidential

             Term Sheet dated 3/31/03 Between Palisade Capital, Rex
                      Licklider and Certain Other Investors

MDP VENTURES I LLC

By: Millennium Development Partners L.P., its managing member
         By: Millennium Development Associates L.P., its general partner
                  By: Millennium Development Corp., its general partner

         _______________________________
         By:
         Its:
         Signed on __________, 2003

MDP VENTURES II LLC

By: Millennium Development Partners II, LLC, its managing member

         _______________________________
         By:
         Its:
         Signed on __________, 2003

MILLENNIUM DEVELOPMENT PARTNERS L.P.

By: Millennium Development Associates LP, its general partner
         By: Millennium Development Associates L.P., its general partner
                  By: Millennium Development Corp., its general partner

         _______________________________
         By:
         Its:
         Signed on __________, 2003

KAYNE ANDERSON CAPITAL ADVISORS, LP.

By:      Kayne Anderson Investment Management, Inc, its general partner I

         By:____________________________
         Robert Sinnott
         Managing Director
         Signed on __________, 2003

Confidential

             Term Sheet dated 3/31/03 Between Palisade Capital, Rex
                      Licklider and Certain Other Investors

SCHEDULE A

                             SURVIVING STOCKHOLDERS

         Kayne Anderson Capital Advisors, LP
         Rex Licklider
         David Michael Talla
         Millennium Partners LLC
         Millennium Entertainment Partners L.P.
         MDP Ventures I LLC
         MDP Ventures II LLC
         Millennium Development Partners L.P.

         Baron Capital
         Townsend Group
         Mark Spino
         Phil Swain
         Nanette Pattee Francini

Confidential

             Term Sheet dated 3/31/03 Between Palisade Capital, Rex
                      Licklider and Certain Other Investors

SCHEDULE B

                           MILLENIUM PARTNERS ENTITIES

For purposes of this Term Sheet, "Millennium Partners" means the following entities, collectively:

                             Millennium Partners LLC
                     Millennium Entertainment Partners L.P.
                               MDP Ventures I LLC
                               MDP Ventures II LLC
                      Millennium Development Partners L.P.

Confidential                           23